UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2007

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of September 2007 issued on October 2, 2007 appears below.

October 2, 2007

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

Advances Climb to $74.5 Billion

During the month of September 2007, the Federal Home Loan Bank of New York experienced another extraordinary increase in lending demand from member lenders. On August 31st, the advance balance was $66.5 billion. On September 28th, the balance stood at a record high of $74.5 billion.

This 12% increase in advances (surpassing August’s 11% gain) is the single largest one-month increase for the Home Loan Bank and for our members.

This increased advance activity is another indication that a strong demand for mortgage credit is being filled by our community-based member lenders. Credit markets and consumers now realize the value of community lenders who are able to close loans in all market environments because of their own responsible lending practices and their access to reliable FHLBank funding.

The ability to provide liquidity efficiently is also seen in the Systemwide advance numbers reported today by the FHLBank’s Office of Finance.

Regrettably, the subprime problem is not about the availability of mortgages for creditworthy borrowers. The problem is the unsuitable loans that have already been made to borrowers and that may need to be modified or recast -- loans not originated by lenders who are regulated by the OCC, the OTS, the FDIC, the NCUA, or a state banking department.

As I pointed out in my September 4 Report, the lesson that needs to be remembered is that we have a network of regulated, established community lenders who have a proven track record of making good mortgages that millions of people live with every day. Increasing the ability of Fannie Mae and Freddie Mac to compete in the primary market with our members is not a solution to the subprime problem.

2007 FHLBNY Board of Directors Ballots in the Mail

On Monday, October 1, 2007, election ballots were mailed to the Chief Executive Officers of all eligible New Jersey and New York shareholder institutions participating in the 2007 election of Federal Home Loan Bank directors. Two seats from New Jersey and two seats from New York are up for election this year. Each of the individuals elected will serve a three-year term starting on January 1, 2008.

This year’s New York ballot will be somewhat unusual. There are a total of two candidates to fill the two seats on the Board that will become vacant at the end of 2007. Both candidates will be seated on the Board for a term scheduled to end on December 31, 2010. However, there will still be a need for an election in order to determine who will take the open "guaranteed" seat on the Board and who will take the open "non-guaranteed" seat. The candidate who receives the higher number of votes will take the "guaranteed" seat; the other candidate will take the "non-guaranteed" seat.

The deadline for receiving voting ballots for the 2007 FHLBNY Director elections is November 1, 2007, at 5:00 p.m. Please be sure to return your ballot to:

FHLBNY Director Elections
Federal Home Loan Bank of New York
101 Park Avenue
New York, New York 10178-0599

If you have any questions, please call Barbara Sperrazza, Corporate Secretary, at (212) 441-6819.

I would also like to thank each stockholder for your business.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

October 2, 2007	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer